Exhibit 10.1

This addendum, dated as of April 21, 2016 (this “Addendum”), amends certain rights and obligations provided for under the Transition and Separation Agreement and Release dated March 1, 2016 (the “Delpani TSA”) by and between Lorenzo Delpani (the “Executive”) and Revlon Consumer Products Corporation (“RCPC”) and Revlon, Inc. (“Revlon”) (RCPC and Revlon collectively, the “Company”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Delpani TSA.

1.            On or before April 22, 2016 (the “Closing Date”), the parties hereby agree that the Company will pay to the Executive an amount equal to one million six hundred thousand dollars ($1,600,000), less applicable withholding amounts (the “Special Payment”) in consideration for the cancellation of the Eligible Shares, which shares will be cancelled effective as of the Closing Date (the “Share Cancellation”). Executive acknowledges and agrees that, in lieu of the Eligible Shares, the Special Payment shall serve as consideration for the Executive’s continued compliance with the Restrictive Covenants during the Non-Competition Period;

2.            On the Closing Date, the Company will repurchase from the Executive, and the Executive shall cause to be transferred to the Company, his 72,895 shares of Revlon Class A common stock (representing vested, formerly restricted shares), at a per share price of $36.83 (representing the NYSE closing price of Revlon Class A common stock on April 20, 2016), for an aggregate purchase price of $2,684,722 (the “Share Repurchase”);

3.            The Executive and the Company agree that the Executive will not stand for re-election to serve as a member of Revlon’s Board at Revlon’s 2016 annual stockholders’ meeting scheduled to be held on June 9, 2016 and will also cease to serve as a member of RCPC’s Board as of such date; and

4.            The Executive further agrees that the Repayment Obligation referred to in Section 1(b) of the Delpani TSA shall remain applicable notwithstanding the Share Cancellation and Share Repurchase if the Executive violates the provisions set forth in Section 9 of the Delpani TSA at any time prior to March 31, 2018, provided that the value in respect of the Eligible Shares will be deemed to be the Special Payment.

Other than as set forth in this Addendum, the terms and conditions of the Delpani TSA shall continue in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Addendum is executed as of the date set forth below.

April 21, 2016	/s/ Lorenzo Delpani
Date	Lorenzo Delpani

Revlon, Inc.

April 21, 2016	/s/ Mark Pawlak
Date	Mark Pawlak
Senior Vice President, Human Resources,
Employment & Administration